                                                                   Exhibit 99.1


                                   [Cox Logo]


                   COX COMMUNICATIONS ANNOUNCES THIRD QUARTER
                           FINANCIAL RESULTS FOR 2003

          COX DELIVERS RECORD PERFORMANCE AND INCREASES 2003 GUIDANCE

        NET ADDS FOR COX HIGH SPEED INTERNET UP 51% OVER SECOND QUARTER

         ATLANTA - Cox Communications, Inc. (NYSE: COX) today reported financial results for the three months ended September 30, 2003.

         "Outstanding growth in every product category drove penetration of bundled customers to more than one out of every three and fueled total revenue growth of 15%," said Jim Robbins, President and CEO of Cox Communications.

         "As residential services continue to increase, Cox Business Services recently celebrated its 100,000th customer location subscribing to voice or data services. Twenty-six percent growth in commercial revenues further contributed to Cox's strong performance this quarter."

         "The impressive top line growth and continued focus on productivity and efficiency generated significant year-over-year improvement in operating income and operating cash flow margins and contributed to positive free cash flow for the fifth consecutive quarter. Given our year-to-date success and optimistic outlook, we are increasing advanced-service RGU and operating cash flow guidance for the full year 2003 and maintaining previous guidance for all other areas," added Robbins.

THIRD QUARTER HIGHLIGHTS

For the third quarter of 2003, Cox:

         - Ended the quarter with just over 6.3 million basic video customers, up 0.7% from September 30, 2002.

         - Ended the quarter with 11.1 million total RGUs, up 4% for the quarter, driven by 8% growth in advanced-service RGUs. Total RGUs and advanced-service RGUs were up 12% and 33%, respectively, compared to September 30, 2002.

         - Achieved Cox Digital Cable net additions of 121,744 customers, ending the quarter with just under 2.1 million digital cable customers. Cox Digital Cable is now available to 98% of the homes in Cox's service areas with penetration of our basic video customer base exceeding 32%.

         - Added 169,290 high-speed Internet customers, a record net add quarter, ending the quarter with 1.8 million high-speed Internet customers.

         - Added 73,019 Cox Digital Telephone customers, ending the quarter with 0.9 million telephone customers, representing year-over-year growth of 40%.

         - Generated $550.2 million in cash flows from operating activities and $167.5 million in free cash flow (cash flows from operating activities less capital expenditures).

         - Reduced capital expenditures to $382.7 million for the quarter, down 8% from the third quarter of 2002.

2003 OUTLOOK

         Cox is pleased to announce an increase in guidance on advanced-service RGUs from the original guidance of 1.0 million to 1.1 million net additions. The company now expects to add 1.1 million to 1.2 million advanced-service RGUs in 2003 driven by bundled offerings, effective marketing campaigns, excellent customer care and increased product availability. Cox is also increasing its guidance on operating cash flow (operating income before depreciation and amortization and gains or losses on the sale of cable systems) growth to 18% to 19%. For the full year 2003, Cox expects year-over-year growth in basic video subscribers of just under 1%. Cox expects to achieve revenue growth of 14% to 15%. Capital expenditures are anticipated to be approximately $1.5 billion. In addition, Cox expects to be free cash flow positive for the full year 2003.

OPERATING RESULTS

THREE MONTHS ENDED SEPTEMBER 30, 2003 COMPARED WITH THREE MONTHS ENDED SEPTEMBER 30, 2002

         Total revenues for the third quarter of 2003 were $1.5 billion, an increase of 15% over the third quarter of 2002. This was primarily due to growth in advanced service subscriptions (including digital cable, high-speed Internet access and telephony), higher basic cable rates and a $5 price increase on monthly high-speed Internet access adopted in select markets in the fourth quarter of 2002 and in most of Cox's remaining markets in the first quarter of 2003. An increase in Cox Business Services customers, with customer locations now surpassing 100,000, also contributed to overall revenue growth.

         Cost of services, which includes programming costs, other direct costs and field service costs, was $622.2 million for the third quarter of 2003, an increase of 15% over the same period in 2002. Programming costs increased 14% to $297.9 million, reflecting rate increases and customer growth. Other cost of services increased 16% to $324.3 million, reflecting 1.2 million in net additions of basic video customers and advanced-service RGUs over the last twelve months, as well as increased labor costs due to the transition from upgrade construction and new product launches to maintenance and related customer costs directly associated with the growth of new customers.

         Selling, general and administrative expenses were $294.5 million for the third quarter of 2003, an increase of 5% over the comparable period in 2002. This was due to a 3% increase in general and administrative expenses primarily related to increased salaries and benefits and increased headcount and a 10% net increase in marketing expense primarily related to an increase in promotional spending for new services and bundling alternatives, partially offset by a decrease in costs associated with Cox Media, Cox's advertising sales business.

         Operating income increased 46% to $161.4 million for the third quarter of 2003, and operating cash flow increased 20% to $543.5 million. Operating income margin (operating income as a percentage of revenues) for the third quarter of 2003 was 11%, and operating cash flow margin (operating cash flow as a percentage of revenues) for the third quarter of 2003 was 37%.

         Depreciation and amortization increased to $382.1 million from $343.1 million in the third quarter of 2002. This was due to an increase in depreciation from Cox's continuing investment in its broadband network in order to deliver additional programming and services.

         For the third quarter of 2003, Cox recorded a $4.2 million pre-tax gain on derivative instruments primarily resulting from the change in the fair value of certain derivative instruments embedded in Cox's zero-coupon debt that were indexed to shares of Sprint PCS common stock that Cox owned prior to the net settlement of the zero-coupon debt in August 2003.

         The net gain on derivative instruments of $102.7 million for the comparable period in 2002 was due to:

         - $43.7 million pre-tax gain resulting from the change in fair value of certain derivative instruments embedded in Cox's exchangeable subordinated debentures (the PRIZES, Premium PHONES and Discount Debentures) and indexed to shares of Sprint PCS common stock;

         - $64.2 million pre-tax gain resulting from the change in the fair value of certain derivative instruments embedded in Cox's zero-coupon debt and indexed to shares of Sprint PCS common stock; partially offset by

         - $5.2 million pre-tax loss resulting from the change in fair value of certain derivative instruments associated with Cox's investments, including Sprint PCS.

         The net gain on investments of $43.7 million for the third quarter of 2003 was primarily due to:

         - $57.3 million pre-tax gain on the sale of 13.9 million shares of Sprint PCS common stock; partially offset by

         - $4.9 million pre-tax loss as a result of the change in market value of Cox's investment in Sprint PCS common stock classified as trading; and

         - $8.8 million decline in the fair value of certain investments considered to be other than temporary.

         The net loss on investments of $152.8 million for the comparable period in 2002 was primarily due to a $48.9 million pre-tax loss as a result of the change in market value of Cox's investment in Sprint PCS common stock classified as trading and a $127.0 million decline in the fair value of certain investments, primarily Sprint PCS, considered to be other than temporary.

         For the third quarter of 2003, Cox recorded a $443.8 million pre-tax loss on extinguishment of debt due to:

         - $412.8 million pre-tax loss resulting from the purchase of $1.8 billion aggregate principal amount of Cox's exchangeable subordinated discount debentures due 2020 (the Discount Debentures) pursuant to Cox's offer to purchase any and all Discount Debentures;

         - $29.5 million pre-tax loss resulting from the termination of Cox's series of prepaid forward contracts to sell up to 19.5 million shares of Sprint PCS common stock; and

         - $1.5 million pre-tax loss resulting from the purchase of $250.0 million aggregate principal amount of Cox's 6.15% Reset Put Securities due 2033 (the REPS).

         Net loss for the current quarter was $215.1 million compared to a net loss of $73.1 million for the third quarter of 2002.

NINE MONTHS ENDED SEPTEMBER 30, 2003 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 2002

         Total revenues for the nine months ended September 30, 2003 were $4.3 billion, an increase of 15% over the nine months ended September 30, 2002. This was primarily due to growth in advanced service subscriptions (including digital cable, high-speed Internet access and telephony), higher basic cable rates and a $5 price increase on monthly high-speed Internet access adopted in select markets in the fourth quarter of 2002 and in most of Cox's remaining markets in the first quarter of 2003. An increase in commercial broadband customers, with customer locations now surpassing 100,000, also contributed to overall revenue growth.

         Cost of services was $1.8 billion for the nine months ended September 30, 2003, an increase of 15% over the same period in 2002. Programming costs increased 13% to $884.0 million, reflecting rate increases and customer growth. Other cost of services increased 17% to $916.7 million, reflecting 1.2 million in net additions of basic video customers and advanced-service RGUs over the last twelve months, as well as increased labor costs due to the transition from upgrade construction and new product launches to maintenance and related customer costs directly associated with the growth of new customers.

         Selling, general and administrative expenses were $894.6 million for the nine months ended September 30, 2003, an increase of 7% over the comparable period in 2002. This was due to an 8% increase in general and administrative expenses primarily related to increased salaries and benefits and increased headcount as well as a 2% net increase in marketing expense primarily related to an increase in promotional spending for new services and bundling alternatives, partially offset by a decrease in costs associated with Cox Media, Cox's advertising sales business.

         Operating income increased 53% to $424.9 million for the nine months ended September 30, 2003, and operating cash flow increased 21% to $1.6 billion, reflecting the one-time non-recurring charge of $9.8 million in the first quarter of 2002 related to the continuation of Excite@Home high-speed Internet service. Excluding this charge, operating cash flow increased 20% compared to the nine months ended September 30, 2002. Operating income margin (operating income as a percentage of revenues) for the nine months ended September 30, 2003 was 10%, and operating cash flow margin (operating cash flow as a percentage of revenues) for the nine months ended September 30, 2003 was 37%.

         Depreciation and amortization increased to $1.1 billion from $1.0 billion in the nine months ended September 30, 2002. This was due to an increase in amortization resulting from a non-cash impairment charge of $25.0 million recognized in the first quarter of 2003, upon completion of an impairment test of franchise value in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, and an increase in depreciation from Cox's continuing investment in its broadband network in order to deliver additional programming and services.

         For the nine months ended September 30, 2003, Cox recorded a $22.5 million pre-tax loss on derivative instruments primarily due to a $4.4 million pre-tax loss resulting from the change in the fair value of Cox's net settleable warrants and an $18.7 million pre-tax loss resulting from the change in the fair value of certain derivative instruments embedded in Cox's zero-coupon debt that were indexed to shares of Sprint PCS common stock that Cox owned prior to the net settlement of the zero-coupon debt in August 2003.

         The net gain on derivative instruments of $870.4 million for the comparable period in 2002 was due to:

         - $293.0 million pre-tax gain resulting from the change in the fair value of certain derivative instruments embedded in Cox's exchangeable subordinated debentures and indexed to shares of Sprint PCS common stock;

         - $397.3 million pre-tax gain resulting from the change in the fair value of certain derivative instruments embedded in Cox's zero-coupon debt and indexed to shares of Sprint PCS common stock; and

         - $180.1 million pre-tax gain resulting from the change in the fair value of certain derivative instruments associated with Cox's investments, including Sprint PCS, AT&T and AT&T Wireless.

         Net gain on investments of $166.1 million for the nine months ended September 30, 2003 was primarily due to:

         - $154.5 million pre-tax gain on the sale of 46.8 million shares of Sprint PCS common stock;

         - $21.8 million pre-tax gain as a result of the change in market value of Cox's investment in Sprint PCS common stock classified as trading; partially offset by

         - $9.6 million pre-tax decline in the fair value of certain investments considered to be other than temporary.

         The net loss on investments of $1.4 billion for the comparable period in 2002 was primarily due to:

         - $170.4 million pre-tax loss related to the sale of 23.9 million shares of AT&T Wireless common stock;

         - $437.7 million pre-tax loss as a result of the change in market value of Cox's investment in Sprint PCS common stock classified as trading; and

         - $804.4 million decline in the fair value of certain investments, primarily Sprint PCS, considered to be other than temporary.

         For the nine months ended September 30, 2003, Cox recorded a $450.1 million pre-tax loss on extinguishment of debt due to:

         - $412.8 million pre-tax loss resulting from the purchase of $1.8 billion aggregate principal amount of the Discount Debentures pursuant to Cox's offer to purchase any and all Discount Debentures;

         - $29.5 million pre-tax loss resulting from the termination of Cox's series of prepaid forward contracts to sell up to 19.5 million shares of Sprint PCS common stock;

         - $1.5 million pre-tax loss resulting from the purchase of $250.0 million aggregate principal amount of REPS;

         - $10.2 million pre-tax loss resulting from the purchase of $422.7 million aggregate principal amount at maturity of Cox's convertible senior notes due 2021 pursuant to the holders' right to require Cox to purchase the convertible notes; partially offset by

         - $3.9 million pre-tax gain resulting from the purchase of $1.3 billion aggregate principal amount of Cox's exchangeable subordinated debentures due 2029 (the PRIZES) and $274.9 million aggregate principal amount of Cox's exchangeable subordinated debentures due 2030 (the Premium PHONES) pursuant to Cox's offer to purchase any and all PRIZES and Premium PHONES.

         Net loss for the nine months ended September 30, 2003 was $126.5 million compared to a net loss of $453.7 million for the nine months ended September 30, 2002.

NEW ACCOUNTING STANDARDS

         In May 2003, the Financial Accounting Standards Board (the FASB) issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which became effective for Cox on July 1, 2003. The FASB has interpreted SFAS No. 150 as being applicable to entities that consolidate limited-life subsidiaries. Specifically, if a subsidiary is required by its articles of incorporation or other legal requirements to be liquidated on a specified date, upon the consolidating entity's adoption of SFAS No. 150, any residual interest in the subsidiary (e.g, the minority shareholder interest) must be reclassified and measured as a liability based on the estimated liquidation value as if the settlement had occurred on the reporting date of the consolidating entity's financial statements. The FASB is expected to re-deliberate on October 29, 2003 and address, among other things, the accounting treatment for entities that consolidate limited-life entities. The outcome of the FASB's re-deliberation could result in a different interpretation and, therefore, a different accounting treatment or a deferral of the effective date of SFAS No. 150. Accordingly, the attached financial tables do not reflect any adjustments related to the adoption of SFAS No. 150.

         Cox currently consolidates a 75% majority-owned interest in a limited-life partnership. Pursuant to the current FASB interpretation described above, Cox would expect to recognize a pre-tax adjustment of approximately $93.9 million to adjust the 25% minority interest to its estimated liquidation value of approximately $231.2 million and reclassify this minority interest as a liability within "Other noncurrent liabilities" in Cox's consolidated balance sheet as of September 30, 2003. The $93.9 million pre-tax adjustment (approximately $57.5 million net of tax) would be recognized through earnings, as a cumulative effect of a change in accounting principle, net of tax, in Cox's consolidated financial statements for the three and nine-months ended September 30, 2003. In the event Cox recognizes this adjustment through earnings, as a cumulative effect of a change in accounting principle, net of tax, the effect on basic and diluted loss per share for the three and nine-months ended September 30, 2003 would be approximately $0.09 per share resulting in a revised basic and diluted loss per share from that as currently presented in this earnings release of $0.44 and $0.29 for the three and nine-months ended September 30, 2003, respectively.

LIQUIDITY AND CAPITAL RESOURCES

         Cox has included Consolidated Statements of Cash Flows for the nine months ended September 30, 2003 and 2002 as a means of providing more detail regarding the liquidity and capital resources discussion below. In addition, Cox has included a calculation of free cash flow in the Summary of Operating Statistics to provide additional detail regarding a measure of liquidity that Cox believes will be useful to investors in evaluating Cox's financial performance. For further details, please refer to the Summary of Operating Statistics and discussion under the heading of Use of Operating Cash Flow and Free Cash Flow.

     Significant sources of cash for the nine months ended September 30, 2003 consisted of the following:

         - the sale of 46.8 million shares of Sprint PCS common stock for net proceeds of approximately $246.4 million;

         - the net issuance of approximately $234.9 million of commercial paper;

         - the issuance of 4.625% senior notes, which mature in September 2013, for net proceeds of approximately $596.2 million;

         - the issuance of 3.825% senior notes, which mature in October 2008, for net proceeds of approximately $248.8 million;

         - the issuance of 5.5% senior notes, which mature in October 2015, for net proceeds of approximately $496.5 million; and

         - the generation of net cash provided by operating activities of approximately $1.4 billion.

         Significant uses of cash for the nine months ended September 30, 2003 consisted of the following:

         - the purchase of $422.7 million aggregate principal amount at maturity of Cox's convertible senior notes due 2021 pursuant to the holders' right to require Cox to purchase the convertible notes, for aggregate cash consideration of $304.2 million, which represented the accreted value of the repurchased notes;

         - the purchase of $1.3 billion aggregate principal amount of PRIZES and $274.9 million aggregate principal amount of Premium PHONES pursuant to Cox's offer to purchase any and all PRIZES and Premium PHONES, for aggregate cash consideration of $751.9 million;

         - the purchase of $1.8 billion aggregate principal amount of Cox's Discount Debentures pursuant to Cox's offer to purchase any and all Discount Debentures, for aggregate cash consideration of $905.5 million;

         - the purchase of $250.0 million aggregate principal amount of REPS for aggregate cash consideration of $293.7 million, which amount included the remarketing option value paid to the remarketing dealer; and

         - capital expenditures of $1,045.6 million. Please refer to the Summary of Operating Statistics for a break out of capital expenditures in accordance with industry guidelines.

         At September 30, 2003, Cox had approximately $7.0 billion of outstanding indebtedness (including cumulative derivative adjustments made in accordance with SFAS No. 133 which increased reported indebtedness by approximately $72.1 million).

         In June 2003, Cox renewed its 364-day revolving bank credit facility for a reduced capacity of $900.0 million.

USE OF OPERATING CASH FLOW AND FREE CASH FLOW

         Operating cash flow and free cash flow are not measures of performance calculated in accordance with accounting principles generally accepted in the United States (GAAP). Operating cash flow is defined as operating income before depreciation and amortization and gain (loss) on the sale of cable systems. Free cash flow is defined as cash provided by operating activities less capital expenditures.

         Cox's management believes that presentation of these measures provides useful information to investors regarding Cox's financial condition and results of operations. Cox believes that operating cash flow, operating cash flow margin and free cash flow are useful to investors in evaluating its performance because they are commonly used financial analysis tools for measuring and comparing media companies in several areas of liquidity, operating performance and leverage. Both operating cash flow and free cash flow are used to gauge Cox's ability to service long-term debt and other fixed obligations and to fund continued growth with internally generated funds. In addition, management uses operating cash flow to monitor compliance with certain financial covenants in Cox's credit agreements, and it is used as a factor in determining executive compensation.

         Operating cash flow and free cash flow should not be considered as alternatives to net income as indicators of Cox's aggregate performance or as alternatives to net cash provided by operating activities as measures of liquidity and may not be comparable to similarly titled measures used by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures on a historical basis are presented under the headings "Reconciliation of Operating Cash Flow to Operating Income" and "Reconciliation of Free Cash Flow to Cash Provided by Operating Activities" in the attached financial tables. Cox is unable to reconcile these non-GAAP measures on a forward-looking basis primarily because it is impractical to project the timing of certain transactions, such as the initiation of depreciation relative to network construction projects.

-------------------------------------------------------------------------------

ABOUT COX COMMUNICATIONS

         Cox Communications (NYSE: COX), a Fortune 500 company, is a multi-service broadband communications company with approximately 6.6 million total customers, including 6.3 million basic cable subscribers. Cox is the nation's fourth-largest cable television provider, and offers both traditional analog video programming under the Cox Cable brand as well as advanced digital video programming under the Cox Digital Cable brand. Cox provides an array of other communications and entertainment services, including local and long distance telephone under the Cox Digital Telephone brand; high-speed Internet access under the brands Cox High Speed Internet and Cox Express; and commercial voice and data services via Cox Business Services. Local cable advertising, promotional opportunities and production services are sold under the Cox MediaSM brand. Cox is an investor in programming networks including Discovery Channel. More information about Cox Communications can be accessed on the Internet at www.cox.com http://www.cox.com.

CONFERENCE CALL AND WEBCAST DETAILS

         The Cox Communications earnings call will be held Tuesday, October 28, 2003, at 10:30 a.m. Eastern Time. A live webcast of the conference call will be available on the Cox Communications website at www.cox.com/investor. A recording of the third quarter conference call, as well as a document containing highlights, will be available on Cox's website following the conclusion of the call.

CONTACT INFORMATION

Lacey Lewis, Vice President of Investor Relations
(404) 269-7608, lacey.lewis@cox.com

Bobby Amirshahi, Media Relations
(404) 843-7872, bobby.amirshahi@cox.com

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

         Statements in this release, including statements relating to growth opportunities, revenue and cash flow projections and introduction of new products and services, are "forward-looking statements", as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to Cox's future plans, earnings, objectives, expectations, performance and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include competition within the broadband communications industry, our ability to achieve anticipated subscriber and revenue growth, our success in implementing new services and other operating initiatives, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cox's filings with the Securities and Exchange Commission, including Cox's Annual Report on Form 10-K, as amended, for the year ended December 31, 2002. Cox assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

===============================================================================

                      (See attached financial information)

                            COX COMMUNICATIONS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                (THOUSANDS OF DOLLARS, EXCLUDING PER SHARE DATA)


                                                               THREE MONTHS ENDED                       NINE MONTHS ENDED
                                                                  SEPTEMBER 30                            SEPTEMBER 30
                                                    -------------------------------------   -------------------------------------
                                                        2003             2002      CHANGE       2003            2002       CHANGE
                                                    -------------   -------------  ------   -------------   -------------  ------

REVENUES
 Residential
   Video .........................................  $     918,762   $     865,497      6%   $   2,725,605   $   2,556,553      7%
   Data ..........................................        226,949         148,549     53%         631,867         404,977     56%
   Telephony .....................................        119,950          88,917     35%         343,493         244,064     41%
   Other .........................................         23,616          18,515     28%          68,246          59,060     16%
                                                    -------------   -------------   ----    -------------   -------------   ----
      TOTAL RESIDENTIAL REVENUES .................      1,289,277       1,121,478     15%       3,769,211       3,264,654     15%
   Commercial ....................................         71,358          56,586     26%         202,864         158,439     28%
   Advertising ...................................         99,533          96,985      3%         278,314         274,627      1%
                                                    -------------   -------------   ----    -------------   -------------   ----
      TOTAL REVENUES .............................      1,460,168       1,275,049     15%       4,250,389       3,697,720     15%
COSTS AND EXPENSES
   Cost of services ..............................        622,183         540,911     15%       1,800,741       1,572,240     15%
   Selling, general and administrative expenses ..        294,523         280,695      5%         894,617         838,097      7%
                                                    -------------   -------------   ----    -------------   -------------   ----
      TOTAL COSTS AND EXPENSES ...................        916,706         821,606     12%       2,695,358       2,410,337     12%
                                                    -------------   -------------   ----    -------------   -------------   ----

OPERATING CASH FLOW ..............................        543,462         453,443     20%       1,555,031       1,287,383     21%
   Depreciation and amortization .................        382,053         343,054     11%       1,130,647       1,006,574     12%
   (Gain) loss on sale of cable systems ..........             --              --     --             (469)          3,916   (112%)
                                                    -------------   -------------   ----    -------------   -------------   ----
OPERATING INCOME .................................        161,409         110,389     46%         424,853         276,893     53%
Interest expense .................................       (116,593)       (141,836)   (18%)       (370,652)       (397,820)    (7%)
Gain (loss) on derivative instruments, net .......          4,182         102,738    (96%)        (22,518)        870,361   (103%)
Gain (loss) on investments, net ..................         43,674        (152,751)   129%         166,069      (1,354,381)   112%
Equity in net losses of affiliated companies .....         (3,171)         (5,159)   (39%)         (9,689)        (28,879)   (66%)
Loss on extinguishment of debt ...................       (443,806)             --   (100%)       (450,069)             --   (100%)
Other, net .......................................             75            (104)   172%            (882)            906   (197%)
                                                    -------------   -------------   ----    -------------   -------------   ----
LOSS BEFORE INCOME TAXES AND MINORITY
   INTEREST ......................................       (354,230)        (86,723)    --         (262,888)       (632,920)   (58%)
Income tax benefit ...............................       (140,379)        (26,174)    --         (141,475)       (215,382)   (34%)
                                                    -------------   -------------   ----    -------------   -------------   ----
LOSS BEFORE MINORITY INTEREST ....................       (213,851)        (60,549)    --         (121,413)       (417,538)   (71%)
Minority interest, net of tax ....................         (1,215)        (12,511)   (90%)         (5,129)        (36,144)   (86%)
                                                    -------------   -------------   ----    -------------   -------------   ----
NET LOSS .........................................  $    (215,066)  $     (73,060)   194%   $    (126,542)  $    (453,682)   (72%)
                                                    =============   =============           =============   =============

BASIC WEIGHTED-AVERAGE SHARES OUTSTANDING ........    620,340,892     610,741,238             620,273,775     604,298,850
BASIC NET LOSS PER SHARE .........................  $       (0.35)  $       (0.12)          $       (0.20)  $       (0.75)
DILUTED WEIGHTED-AVERAGE SHARES OUTSTANDING ......    620,340,892     610,741,238             620,273,775     604,298,850
DILUTED NET LOSS PER SHARE .......................  $       (0.35)  $       (0.12)          $       (0.20)  $       (0.75)


NOTE: Certain amounts in the 2002 financial statements have been reclassified for comparison purposes.

                            COX COMMUNICATIONS, INC.
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                             (THOUSANDS OF DOLLARS)


                                                                                            SEPTEMBER 30              DECEMBER 31
                                                                                               2003                      2002
                                                                                            ------------             ------------

ASSETS
Current assets
Cash ...........................................................................            $     70,103             $    228,704
Accounts and notes receivable, less allowance for doubtful
  accounts of $24,402 and $33,607 ..............................................                 347,622                  354,928
Amounts due from Cox Enterprises, Inc. (CEI) ...................................                      --                   21,109
Other current assets ...........................................................                 119,781                  267,341
                                                                                            ------------             ------------
     Total current assets ......................................................                 537,506                  872,082
                                                                                            ------------             ------------

Net plant and equipment ........................................................               7,752,946                7,793,178
Investments ....................................................................                 107,789                  397,435
Intangible assets ..............................................................              15,693,904               15,724,288
Other noncurrent assets ........................................................                 142,510                  218,166
                                                                                            ------------             ------------

     Total assets ..............................................................            $ 24,234,655             $ 25,005,149
                                                                                            ============             ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses ..........................................            $    698,685             $    727,877
Other current liabilities ......................................................                 570,733                  216,235
Current portion of long-term debt ..............................................                  93,496                  393,040
Amounts due to CEI .............................................................                   5,240                       --
                                                                                            ------------             ------------
     Total current liabilities .................................................               1,368,154                1,337,152
                                                                                            ------------             ------------

Deferred income taxes ..........................................................               6,192,132                6,750,635
Other noncurrent liabilities ...................................................                 179,085                  175,912
Long-term debt, less current portion ...........................................               6,868,614                6,922,957
                                                                                            ------------             ------------
     Total liabilities .........................................................              14,607,985               15,186,656
                                                                                            ------------             ------------

Minority interest in equity of consolidated subsidiaries .......................                 138,532                  133,403

Shareholders' equity
  Series A preferred stock - liquidation preference of $22.1375 per share, $1 par value; 10,000,000 shares of preferred stock
     authorized; shares issued and outstanding:  4,836,372 .....................                   4,836                    4,836
  Class A common stock, $1 par value; 671,000,000 shares
     authorized; shares issued: 598,389,612 and 598,076,894; shares
     outstanding:  592,866,592 and 592,567,757 .................................                 598,390                  598,077
  Class C common stock, $1 par value; 62,000,000 shares
     authorized; shares issued and outstanding:  27,597,792 ....................                  27,598                   27,598
  Additional paid-in capital ...................................................               4,543,051                4,549,029
  Retained earnings ............................................................               4,511,880                4,638,422
  Accumulated other comprehensive income .......................................                  15,127                   79,465
  Class A common stock in treasury, at cost: 5,523,020 and
     5,509,137 shares ..........................................................                (212,744)                (212,337)
                                                                                            ------------             ------------
     Total shareholders' equity ................................................               9,488,138                9,685,090
                                                                                            ------------             ------------

     Total liabilities and shareholders' equity ................................            $ 24,234,655             $ 25,005,149
                                                                                            ============             ============

                            COX COMMUNICATIONS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (THOUSANDS OF DOLLARS)


                                                                                    NINE MONTHS
                                                                                ENDED SEPTEMBER 30
                                                                          ---------------------------------
                                                                              2003                 2002
                                                                          -----------           -----------

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss .......................................................          $  (126,542)          $  (453,682)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization ................................            1,130,647             1,006,574
  (Gain) loss on sale of cable systems .........................                 (469)                3,916
  Deferred income taxes ........................................             (518,226)               11,362
  (Gain) loss on derivative instruments, net ...................               22,518              (870,361)
  (Gain) loss on investments, net ..............................             (166,069)            1,354,381
  Equity in net losses of affiliated companies .................                9,689                28,879
  Loss on extinguishment of debt ...............................              450,069                    --
  Minority interest, net of tax ................................                5,129                36,144
Decrease in accounts and notes receivable ......................                7,288                57,146
Decrease in other assets .......................................               50,009                52,532
Decrease in accounts payable and accrued expenses ..............              (41,213)              (10,113)
Increase (decrease) in taxes payable ...........................              447,791               (99,901)
Other, net .....................................................               98,448                69,545
                                                                          -----------           -----------
       Net cash provided by operating activities ...............            1,369,069             1,186,422
                                                                          -----------           -----------

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures ...........................................           (1,045,579)           (1,431,644)
Investments in and returns from affiliated companies, net ......              (16,651)                2,065
Proceeds from the sale of investments ..........................              246,416             1,344,770
Decrease (increase) in amounts due from CEI, net ...............               21,109                (6,907)
Proceeds from the sale of cable systems ........................                  822                12,574
Other, net .....................................................               (1,508)              (11,778)
                                                                          -----------           -----------
       Net cash used in investing activities ...................             (795,391)              (90,920)
                                                                          -----------           -----------

CASH FLOWS FROM FINANCING ACTIVITIES
Commercial paper issuance (repayments), net ....................              234,941              (727,384)
Proceeds from issuance of debt, net of debt issuance costs .....            1,330,831               985,890
Repayment of debt ..............................................           (2,267,371)             (284,824)
Redemption of preferred securities of subsidiary trust .........                   --              (502,610)
Proceeds from exercise of stock options ........................                4,896                23,764
Increase in amounts due to CEI, net ............................                5,240                    --
Distributions paid on capital and preferred securities of
     subsidiary trusts .........................................                   --               (47,764)
Payment to repurchase remarketing option .......................              (43,734)                   --
Other, net .....................................................                2,918               (22,474)
                                                                          -----------           -----------
       Net cash used in financing activities ...................             (732,279)             (575,402)
                                                                          -----------           -----------

Net increase (decrease) in cash ................................             (158,601)              520,100
Cash at beginning of period ....................................              228,704                86,860
                                                                          -----------           -----------
Cash at end of period ..........................................          $    70,103           $   606,960
                                                                          ===========           ===========

                            COX COMMUNICATIONS, INC.
           RECONCILIATION OF OPERATING CASH FLOW TO OPERATING INCOME
                                  (UNAUDITED)
                             (THOUSANDS OF DOLLARS)


                                                      THREE MONTHS ENDED                        NINE MONTHS ENDED
                                                         SEPTEMBER 30                              SEPTEMBER 30
                                                 -----------------------------           ---------------------------------
                                                   2003                 2002                2003                  2002
                                                 ---------           ---------           -----------           -----------

Operating cash flow ...................          $ 543,462           $ 453,443           $ 1,555,031           $ 1,287,383
Depreciation and amortization .........           (382,053)           (343,054)           (1,130,647)           (1,006,574)
Gain (loss) on sale of cable system ...                 --                  --                   469                (3,916)
                                                 ---------           ---------           -----------           -----------
Operating income ......................          $ 161,409           $ 110,389           $   424,853           $   276,893
                                                 =========           =========           ===========           ===========


                            COX COMMUNICATIONS, INC.
   RECONCILIATION OF FREE CASH FLOW TO CASH PROVIDED BY OPERATING ACTIVITIES
                                  (UNAUDITED)
                             (THOUSANDS OF DOLLARS)


                                                               THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                                  SEPTEMBER 30                         SEPTEMBER 30
                                                           --------------------------          -------------------------------
                                                             2003              2002               2003                2002
                                                           --------          --------          ----------          -----------

Free cash flow ..................................          $167,514          $ 18,255          $  323,490          $  (245,222)
Capital expenditures ............................           382,687           417,980           1,045,579            1,431,644
                                                           --------          --------          ----------          -----------
Net cash provided by operating activities .......          $550,201          $436,235          $1,369,069          $ 1,186,422
                                                           ========          ========          ==========          ===========

                            COX COMMUNICATIONS, INC.
                        Summary of Operating Statistics


CORE VIDEO


                                                                       SEPTEMBER 30            JUNE 30           SEPTEMBER 30
                                                                           2003                 2003                 2002
                                                                       ------------          ----------          ------------

Customer Relationships
  Basic Video Customers (a) ..................................           6,308,713            6,278,458            6,263,408
  Non-Video Customers (b) ....................................             271,893              244,662              178,894
                                                                        ----------           ----------           ----------
Total Customer Relationships (c) .............................           6,580,606            6,523,120            6,442,302

Revenue Generating Units
  Basic Video Customers (a) ..................................           6,308,713            6,278,458            6,263,408
  Advanced Services ..........................................           4,820,876            4,456,823            3,636,488
                                                                        ----------           ----------           ----------
Total Revenue Generating Units ...............................          11,129,589           10,735,281            9,899,896

Video Homes Passed ...........................................          10,363,472           10,311,010           10,143,645
Basic Video Penetration ......................................                60.9%                60.9%                61.7%


COX DIGITAL CABLE


                                                                       SEPTEMBER 30            JUNE 30           SEPTEMBER 30
                                                                           2003                 2003                 2002
                                                                       ------------          ----------          ------------

Digital Cable Ready Homes Passed .............................          10,186,284           10,077,459            9,739,006
Customers ....................................................           2,065,016            1,943,272            1,712,956
Penetration of Customers to Basic Video Customers ............                32.7%                31.0%                27.3%
Average Weekly Run Rate ......................................               9,365                5,315                5,528


HIGH-SPEED INTERNET ACCESS


                                                                       SEPTEMBER 30            JUNE 30           SEPTEMBER 30
                                                                           2003                 2003                 2002
                                                                       ------------          ----------          ------------

High-Speed Internet Access Ready Homes Passed ................          10,097,012            9,974,461            9,618,210
Customers ....................................................           1,844,125            1,674,835            1,272,299
Penetration of Customers to High-Speed Internet Access
        Ready Homes Passed ...................................                18.3%                16.8%                13.2%
Average Weekly Run Rate ......................................              13,022                8,650               12,100


COX DIGITAL TELEPHONE


                                                                       SEPTEMBER 30            JUNE 30           SEPTEMBER 30
                                                                           2003                 2003                 2002
                                                                       ------------          ----------          ------------

Telephony Ready Homes Passed .................................           4,712,359            4,569,431            3,831,839
Customers ....................................................             911,735              838,716              651,233
Penetration of Customers to Telephony Ready Homes Passed .....                19.3%                18.4%                17.0%
Average Weekly Run Rate ......................................               5,617                4,321                5,616


BUNDLED CUSTOMERS


                                                                       SEPTEMBER 30            JUNE 30           SEPTEMBER 30
                                                                           2003                 2003                 2002
                                                                       ------------          ----------          ------------

Customers subscribing to two or more services ................           2,093,620            1,918,314            1,506,708
Penetration of Bundled Customers to Basic Video Customers ....                33.2%                30.6%                24.1%


(a) The number of customers who receive primary analog or digital video service. Additional outlets are not counted.

(b) The number of customers who receive high-speed Internet access or telephony service, but do not subscribe to video service.

(c) The number of customers who receive at least one level of service, encompassing video, data and telephony services, without regard to which service(s) customers purchase.

                            COX COMMUNICATIONS, INC.
                  SUMMARY OF OPERATING STATISTICS - CONTINUED


COMPARATIVE OPERATING STATISTICS


                                                                THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                           -----------------------------      ------------------------------
                                                           SEPTEMBER 30     SEPTEMBER 30      SEPTEMBER 30      SEPTEMBER 30
                                                              2003             2002              2003               2002
                                                           ------------     ------------      ------------      ------------

Operating Cash Flow Margin ...........................           37.2%            35.6%              36.6%              34.8%
Capital Expenditures (thousands of dollars) ..........      $ 382,687        $ 417,980        $ 1,045,579        $ 1,431,644
Operating Cash Flow per Basic Video Customer (d) .....          86.14            72.40             246.49             205.55
Capital Expenditures per Basic Video Customer ........          60.66            66.73             165.74             228.57


CAPITAL EXPENDITURES


                                                                THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                           -----------------------------      ------------------------------
                                                                                (THOUSANDS OF DOLLARS)
                                                           SEPTEMBER 30     SEPTEMBER 30      SEPTEMBER 30      SEPTEMBER 30
                                                              2003             2002              2003               2002
                                                           ------------     ------------      ------------      ------------

Customer premise equipment ...........................      $ 154,555        $ 166,761        $   427,083        $   593,242
Commercial spending ..................................         18,475           25,494             57,806             76,768
Scalable infrastructure ..............................         40,507           44,783             99,681            200,004
Line extensions ......................................         39,929           40,333            121,379            128,940
Upgrade/Rebuild ......................................         56,415           72,447            166,311            235,560
Support capital ......................................         72,806           68,162            173,319            197,130
                                                            ---------        ---------        -----------        -----------
        Total capital expenditures ...................      $ 382,687        $ 417,980        $ 1,045,579        $ 1,431,644
                                                            =========        =========        ===========        ===========


FREE CASH FLOW CALCULATION (e)


                                                                THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                           -----------------------------      ------------------------------
                                                                                (THOUSANDS OF DOLLARS)
                                                           SEPTEMBER 30     SEPTEMBER 30      SEPTEMBER 30      SEPTEMBER 30
                                                              2003             2002              2003               2002
                                                           ------------     ------------      ------------      ------------

Operating cash flow ..................................      $ 543,462        $ 453,443        $ 1,555,031        $ 1,287,383
  Less capital expenditures ..........................       (382,687)        (417,980)        (1,045,579)        (1,431,644)
  Plus cash increase in working capital (f) ..........         15,948           72,832             17,338             96,703
                                                            ---------        ---------        -----------        -----------
Operating free cash flow .............................        176,723          108,295            526,790            (47,558)
  Less cash paid for interest ........................        (79,778)        (118,033)          (272,753)          (323,970)
  Plus cash refunded for taxes .......................         70,569           27,993             69,453            126,306
                                                            ---------        ---------        -----------        -----------
Free cash flow .......................................      $ 167,514        $  18,255        $   323,490        $  (245,222)
                                                            =========        =========        ===========        ===========


(d) Operating cash flow per basic video customer is calculated by dividing operating cash flow for the respective period by basic video customers as of the end of the period.

(e) Operating cash flow and free cash flow are not measures of performance calculated in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, see the information presented under "Reconciliation of Operating Cash Flow to Operating Income" and "Reconciliation of Free Cash Flow to Cash Flow Provided by Operating Activities" in these financial tables.

(f) Cash change in working capital is calculated based on the cash flow changes in current assets and liabilities, excluding changes related to interest and taxes.